Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statements of Sensus Healthcare, Inc. on Form S-8 File No. 333-221372 and Form S-8 File No. 333-212195 of our report dated March 23, 2023, with respect to our audits of the consolidated financial statements of Sensus Healthcare, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of Sensus Healthcare, Inc. for the year ended December 31, 2022.

/s/ Marcum llp

Marcum llp

Fort Lauderdale, FL

March 23, 2023